Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Greenidge Generation Holdings Inc.

Dresden, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Greenidge Generation Holdings Inc. of our report dated August 6, 2021, with respect to our audits of the consolidated financial statements of Greenidge Generation Holdings LLC as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, which appears in the Prospectus included in the Registration Statement on Form S-1 (No. 333-259247) and Form 8-A (No. 333-40808).

/s/ Armanino LLP
Dallas, Texas

October 14, 2021